                            OppenheimerFunds, Inc.
                          Two World Financial Center
                        225 Liberty Street, 11th Floor
                        New York, New York 10281-1008

October 12, 2006

The Board of Trustees
Oppenheimer Transition 2010 Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

      OppenheimerFunds, Inc. ("OFI") hereby offers to purchase 10,000 Class A shares, 100 Class B shares, 100 Class C shares, 100 Class N shares and 100
Class Y shares of Oppenheimer Baring Japan Fund (the "Fund"), at a net asset value per share of $10.00 for such class, for an aggregate purchase price of
$104,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such shares.

                                       Very truly yours,

                                       OppenheimerFunds, Inc.

                                       By: /s/ Robert G. Zack
                                       _____________________________________
                                       Robert G. Zack
                                       Executive Vice President and General
                                       Counsel